EXHIBIT 5.1

                     [LETTERHEAD OF GREENBERG TRAURIG, P.A.]



                                                              June 19, 2000

SportsLine.com, Inc.
2200 West Cypress Creek Road
Fort Lauderdale, Florida  33309

      Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

      We have acted as counsel to SportsLine.com, Inc., a Delaware corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-3 to be filed on or about June 19, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 392,095 shares (the "Shares") of the Company's Common Stock to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders").

      It is our opinion that the Shares, when sold by the Selling Shareholders in the manner referred to in the Registration Statement under the caption "Plan of Distribution," will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,

                                                  /S/ Greenberg Traurig, P.A.
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                                                  Greenberg Traurig, P.A.